Exhibit 10.3

Assignment Agreement dated June 9, 2005

between Lpath Therapeutics Inc.

and LPL Technologies, Inc.

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (the “Agreement”) is entered as of the 9th day of June 2005 by and between Lpath Therapeutics, Inc., a Delaware corporation (“Buyer”), and LPL Technologies, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller owns by way of assignment the entire right, title, and interest in and to the patent rights, as defined on Exhibit A appended hereto (the “Patent Rights”).

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, Seller’s entire right, title, and interest in and to the Patent Rights upon the following terms and conditions:

1.                                       Assignment; Documentation; Exclusion of Liabilities.

1.1                                 Seller hereby assigns to Buyer exclusively throughout the world all right, title, and interest (choate or inchoate) in the Patent Rights (the “Assignment”), and Buyer hereby accepts the Assignment.

1.2                                 Within twenty-five (25) days after the Effective Date (as defined below) of this Agreement, Seller shall deliver to Buyer (or Buyer’s designee) all documentation (whether in written or electronic form) then in the possession of Seller’s patent counsel, Baker & Hosteller LLP, related to the Patents Rights (the “Documentation”). Without limiting the generality of the foregoing, such documentation may include such items as patent application file wrappers, docket and patent and patent application status information, invention disclosures, the complete name and current address of any inventor or applicant listed on any patent or patent application within the Patent Rights or on any invention disclosure related thereto, laboratory notebooks, manuscripts and publications, published abstracts, posters presented at scientific symposia, business and scientific presentations (whether made in academic or commercial settings), and the like. Upon delivery, the Documentation shall become the sole and exclusive property of Buyer, and Buyer shall thereafter have the unrestricted right to make, use, reproduce, sell, display, create derivatives of, modify, distribute, perform, or otherwise exploit the Documentation.

1.3                                 Seller shall retain no right, license, or interest whatsoever in or to the Patent Rights or Documentation, or to any discovery, invention, or work of authorship disclosed or described therein.

1.4                                 Buyer shall not assume, shall not take subject to, and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known, or unknown, of Seller or any affiliate of Seller as a result of the Assignment or the delivery of the Documentation.

2.                                       Further Assurances.

2.1                                 Seller agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement. If Buyer is unable for any reason whatsoever to secure Seller’s signature to any document it is entitled to under this Agreement, Seller hereby irrevocably designates and appoints Buyer and its duly authorized officers and agents, as its agent and attorney-in-fact with full power of substitution to act for and on behalf of and instead of Seller, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Seller.

2.2                                 To the extent allowed by law, the Assignment includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like (collectively, “Moral Rights”). To the extent Seller retains any such Moral Rights under applicable law, Seller hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Buyer, and Seller agrees not to assert any Moral Rights with respect thereto. Seller shall confirm any such ratifications, consents, and agreements from time to time as requested by Buyer.

3.                                       Consideration. Subject to the fulfillment of Seller’s obligations under this Agreement, as full and complete consideration for the Assignment, delivery of Documentation, and the other rights conveyed pursuant to this Agreement, the sufficiency of which Seller hereby acknowledges, Buyer shall pay to Seller within twenty-five (25) days after the Effective Date:

3.1                                 Twelve Thousand Five Hundred Dollars (US$12,500);

3.2                                 Twelve Thousand Five Hundred shares of common stock of Buyer, as evidenced by Buyer’s issuance of a stock certificate naming Seller as the owner of such number of shares of Buyer’s common stock; and

3.3                                 The total ground shipping charges for delivery of the Documentation referred to in Section 1.2 hereof.

4.                                       Confidential Information. Seller shall not use or disclose anything assigned to Buyer hereunder or any other technical or business information or plans of Buyer to any third party. Seller recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm Buyer, and that Buyer is entitled to equitable relief (including, without limitation, issuance of any injunction) with respect to any such breach or potential breach in addition to any other remedies.

5.                                      Representations and Warranties. Seller represents and warrants to Buyer that: (i) Seller is the sole owner (other than Buyer) of all rights, title, and interest in the Patent Rights and Documentation in the countries in which they have been issued or pending, that Seller holds good and marketable title to the Documentation and in all of the patents and patent applications within the Patent Rights, that Seller has the complete and unrestricted power and the unqualified right to sell, assign, and deliver the Patent Rights and Documentation to Buyer, and that, except for Documentation in the possession of Seller’s outside patent counsel, Seller does not otherwise possess, control, or have access to Documentation; (ii) Seller has not assigned, transferred, licensed, pledged, or otherwise encumbered any patent or patent application within the Patent Rights or any discovery, invention, or work of authorship disclosed in the Patent Rights or Documentation, or agreed to do so; (iii) Seller is duly organized and in good standing in the state of its incorporation; (iv) the execution, delivery, and performance of this Agreement, nor the consummation of the transaction contemplated hereby, shall, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate, or result in any breach of the terms, conditions, or provisions of the certificate of incorporation or bylaws of Seller, or (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any third party (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any contract or other instrument or obligation to which Seller is a party or by which Seller or any patent or patent application within the Patent Rights may be bound; (v) Seller has full power and authority to enter into this Agreement and to make the Assignment and to deliver the Documentation; (vi) the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary action by the board of directors, and, if necessary, shareholders, of Seller, and no other act or proceeding on the part of or on behalf of Seller or its board of directors or shareholders is necessary to approve the execution and delivery of this Agreement; (vii) the signatory officer(s) of Seller have the power and authority to execute and deliver this Agreement and to take all other actions required to be taken by Seller pursuant to the provisions of this Agreement; (viii) Seller is not aware of any violation, infringement, or misappropriation of any third party’s intellectual property rights (or any claim thereof) by or through the practice of any discovery, invention, or work of authorship disclosed, claimed, or otherwise provided in the Patent Rights or Documentation; (ix) Seller is not aware of any questions or challenges with respect to the validity of any claims of any issued patents or of any pending patent application within the Patent Rights; (x) this Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid, and binding agreement, enforceable against Seller in accordance with its terms; and (xi) following execution of this Agreement, no restriction shall exist on Buyer’s right to sell, resell, license, sublicense, or transfer in whole or in part (a) the Documentation or (b) any patent or patent application within the Patent Rights.

6.                                     Fair Consideration; No Fraudulent Conveyance.  The sale of the Patent Rights and Documentation pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and shall not be rendered insolvent by the sale, transfer, and assignment of the Patent Rights or Documentation pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay, or hinder its creditors and the consummation of the transactions contemplated by this Agreement shall not have any such effect. This Agreement and the Assignment shall not constitute a fraudulent conveyance or otherwise give rise to any right of any creditor of Seller to any portion of the Documentation or any patent or patent application within the Patent Rights after the Effective Date.

7.                                     Post-Closing Cooperation. Seller agrees that, if reasonably requested by Buyer, it shall cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any agreement between

Seller and any third party involving the Patent Rights or any portion thereof, including, without limitation, terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

8.                                      Taxes. Seller shall be responsible for paying and shall promptly discharge when due any sales, use, transfer, income, or other tax or other governmental charge, fee, or obligation payable by Seller arising from or attributable to the Assignment, delivery of Documentation, or this Agreement.

9.                                      Miscellaneous.

9.1                                 Any notice, report, approval, or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set below (or such other address as a party may designate in writing by ten (10) days notice).

9.2                                 No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.3                                 This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys’ fees.

9.4                                 The terms of this Agreement are confidential to Buyer and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Seller without Buyer’s prior written approval; provided, however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with applicable laws or governmental rules and regulations.

9.5                                 Any waiver or amendment of this Agreement shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

9.6                                 Both parties agree that this Agreement (including the first three paragraphs and appended Exhibit A) represents the complete and exclusive statement of the mutual understanding of the parties with respect to, and supersedes and cancels all previous written and oral agreements and communications relating to, the subject matter of this Agreement.

9.7                                This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.8                                Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. Each party shall be responsible for payment of any legal fees it incurs with respect to the drafting, negotiation, and execution of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SELLER – LPL TECHNOLOGIES, INC.

By:	/s/ Aarun M. Goldman

Name:	AARUN M. GOLDMAN

Title:	ACTING CFO

Address:	7740 METRIC DRIVE

MENTOR, OHIO 44060

BUYER – LPATH THERAPEUTICS, INC.

By:	/s/ Scott Pancoast

Name:	SCOTT PANCOAST

Title:	President

Address:	9191 Towne Centre Dr.

San Diego, CA 92122

Exhibit A

Patent Rights

For purposes of this Agreement, “Patent Rights” shall be defined as the United States patents scheduled below, together with any United States provisional and/or non-provisional patent application from which any such patent issued or claims priority, as well as any divisional, continuation (including any continuation-in-part), reissue, or reexamination of any such patent or patent application, and any international or foreign counterpart of any such patent application or patent.

U.S. patents

1.                U.S. patent number 6,248,553

2.                U.S. patent number 6,255,063

3.                U.S. patent number 6,380,177

4.                U.S. patent number 6,448,023

5.                U.S. patent number 6,461,830

6.                U.S. patent number 6,485,922

7.                U.S. patent number 6,500,633

8.                U.S. patent number 6,716,595